IMH Secured Loan Fund, LLC Announces Preliminary Results

89% of votes in favor of the Conversion Transactions

SCOTTSDALE, Ariz., June 15 /PRNewswire/ -- The IMH Secured Loan Fund, LLC (the "Fund"), announced that on June 14, 2010, the independent inspector of elections provided the Fund with preliminary results of the consent solicitation. These preliminary results indicate, as previously reported by the Fund on June 9, 2010, that the Fund received more than the requisite number of written consents to approve the Conversion Transactions described in the Consent Solicitation/Prospectus, and the 2010 IMH Financial Corporation Employee Stock Incentive Plan, as of June 9, 2010. The preliminary results received from the independent inspector of elections show that of the 73,038 total Fund membership units outstanding, 47,231 units were represented in the vote (64.67% of the total Fund membership interests). Of the 73,038 total units outstanding, the preliminary results indicate that on Proposal #1, the Conversion Transactions, the net vote was 57.48% in favor (41,981 units), 6.80% against (4,968 units), and 0.26% abstained (193 units). On Proposal #2, the 2010 IMH Financial Corporation Employee Stock Incentive Plan, the preliminary results indicated that 50.33% voted for (36,757 units), 12.46 % against (9,098 units), and 1.88% abstained (1,376 units).

Of the total net consents remitted during this process, 89.05% voted in favor of the Conversion Transactions (41,981 units), 10.54% voted against (4,968 units), and 0.41% abstained (193 units). With respect to the approval of the Stock Incentive Plan, of the total net consents remitted, 77.82% voted for (36,757 units), 19.26% against (9,098 units), and 2.91% abstained (1,376 units). As of June 9, 2010, a competing consent solicitation by a group referring to itself as the Committee to Protect IMH Secured Loan Fund resulted in the revocation of "yes" votes for approximately 0.12% (88 units) of the 73,038 total units outstanding, the net effect of which is already reflected in the above percentages. Revocation of "yes" votes accounted for approximately 0.19% of the total consents received. The preliminary results may be challenged and are still subject to final certification by the independent inspector of elections. The certified final results will be disclosed once available.

The Fund also announced that yesterday Ronald Tucek, Cliff Ratliff and LGM Capital Partners, LLC (the "LGM Plaintiffs") filed a lawsuit against the Fund in the Delaware Court of Chancery, and sought a temporary restraining order ("TRO Motion") enjoining the Fund from completing the Conversion Transactions and finalizing the Fund members' vote as well as removing the Manager. Today, the Court of Chancery denied the TRO Motion in its entirety. Shane Albers, IMH CEO, said, "We regret that LGM continues to cause the Fund to expend money in responding to LGM's meritless claims. With this ruling, we will now proceed to obtain final verification of the vote and close on the Conversion Transactions."

About IMH Secured Loan Fund, LLC and Investors Mortgage Holdings Inc.

IMH Secured Loan Fund, LLC and Investors Mortgage Holdings Inc. are headquartered in Scottsdale, Arizona. For more information, please visit www.imhre.com.

Important Additional Information for Investors and Stockholders

This communication may be deemed to be made in respect of the proposed conversion of IMH Secured Loan Fund, LLC (the "Fund") into IMH Financial Corporation and the exchange of all outstanding equity interests in Investors Mortgage Holdings Inc. (the "Manager") and IMH Holdings, LLC ("Holdings") for stock of IMH Financial Corporation and may be deemed solicitation material regarding these proposed transactions (the "Conversion Transactions"). In connection with the proposed Conversion Transactions, the IMH Financial Corporation and the Fund have filed a registration statement on Form S-4, including a preliminary consent solicitation statement/prospectus, with the U.S. Securities and Exchange Commission ("SEC"). The definitive consent solicitation statement/prospectus has been filed with the SEC and has been mailed to members of the Fund. SECURITYHOLDERS ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE CONSENT SOLICITATION/PROSPECTUS (AND ANY AMENDMENTS OR SUPPLEMENTS THERETO) CAREFULLY IN THEIR ENTIRETY, BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE FUND, IMH FINANCIAL CORPORATION, THE MANAGER, HOLDINGS, AND THE PROPOSED CONVERSION TRANSACTIONS.

The Fund, the Manager, IMH Financial Corporation, Holdings and their respective directors and executive officers and other persons may be deemed to be participants in the solicitation of consents from the members of IMH Secured Loan Fund, LLC in respect of the proposed Conversion Transactions. Information regarding the Fund, the Manager, IMH Financial Corporation, Holdings and their respective directors and executive officers is included in the preliminary consent solicitation statement/prospectus filed with the SEC on May 10, 2010 and the definitive consent solicitation/prospectus, dated May 14, 2010, being mailed to members of the Fund. Members can obtain more detailed information regarding the direct and indirect interests of directors and executive officers in the Conversion Transactions by reading the definitive consent solicitation statement/prospectus.

Members may obtain free copies of the consent solicitation /prospectus and other documents filed with the SEC at the SEC's website at www.sec.gov, or at the Manager's website at www.imhre.com. Such documents, as available, can also be obtained by directing a request to the Fund, Attention: Investor Relations, telephone: (480) 840-8400.

CONTACT: Amy A. Linert, Public Relations of McMurry PR, main, +1-602-395-5850, fax, +1-602-427-0156, BB, +1-480-529-8326, amy.linert@mcmurry.com, for IMH Secured Loan Fund, LLC